Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of iShares MCSI World ETF is being filed on behalf of each of us.

January 28, 2015

January 26, 2015
Psagot Investment House Ltd.

/s/ Shlomo Pasha
———————————
By: Shlomo Pasha*
Title: Senior Deputy C.E.O. C.F.O.

/s/ Lilach Geva Harel
 ———————————
By: Lilach Geva Harel*
Title: Deputy C.E.O

Psagot Exchange Traded Notes Ltd.

/s/ Gil Shapira
———————————
By: Gil Shapira *
Title: Chief Executive Officer

/s/ Avital Shwartzman
———————————
By: Avital Shwartzman *
Title: Head of Business Development

* Signature duly authorized by resolution of the Board of Directors.